Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

November 12, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Ameri Metro, Inc.

York, Pennsylvania

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Ameri Metro, Inc. of our report dated November 4, 2013, relating to the financial statements of Ameri Metro, Inc., as of and for the years ended July 31, 2013 and 2012 and the period from April 13, 2010 (date of inception) to July 31, 2013.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan